EXHIBIT 23.3

 Consent of Independent Registered Public Accounting Firm

   We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 23, 2009, relating to the financial statements and the supplemental schedule of Southern Union Company Savings Plan, which appear in its Annual Report on Form 11-K for the year ended December 31, 2008.

   /s/ McConnell & Jones LLP
Houston, Texas
November 5, 2009